Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP ONE MANHATTAN WEST NEW YORK, NY 10001 — TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com

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July 28, 2020

JPMorgan Chase Bank, National Association

383 Madison Avenue

New York, New York 10179

Re:	Chase Issuance Trust

[Class A] [Class B] [Class C] CHASEseries Notes, Series 202[ ]-[ ]

Ladies and Gentlemen:

We have acted as special U.S. federal income tax and Delaware income tax counsel to JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States (as successor by merger to Chase Bank USA, National Association, the “Bank” or “Our Client”), in connection with the issuance and sale of [$[ ] of Class A CHASEseries Notes, Series 202[ ]-[ ] (the “Class A(202[ ]-[ ]) Notes”)] [$[ ] of Class B CHASEseries Notes, Series 202[ ]-[ ] (the “Class B(202[ ]-[ ]) Notes”)] [$[ ] of Class C CHASEseries Notes, Series 202[ ]-[ ] (the “Class C(202[ ]-[ ]) Notes”)] by the Chase Issuance Trust (the “Issuing Entity”) pursuant to the Fourth Amended and Restated Indenture, dated as of January 20, 2016 (as amended from time to time, the “Indenture”), as supplemented by the Third Amended and Restated Asset Pool One Supplement, dated as of January 20, 2016 (as amended from time to time, the “Asset Pool One Supplement”), and as supplemented by the Second Amended and Restated CHASEseries Indenture Supplement, dated as of January 20, 2016 (as amended from time to time, the “CHASEseries Indenture Supplement”), and as further supplemented by the [Class A(202[ ]-[ ])] [Class B(202[ ]-[ ])] [Class C(202[ ]-[ ])] Terms Document, dated as of [date] (the “Terms Document”); the Fourth Amended and Restated Transfer and Servicing Agreement, dated as of January 20, 2016 (as amended from time to time, the “Transfer and Servicing Agreement”), among the Issuing Entity, Chase Card Funding LLC, a Delaware limited liability company, as transferor (“Chase Card Funding,” in such capacity, the “Transferor”), the Bank, as servicer (in such capacity, the “Servicer”), account owner and administrator, and Wells Fargo Bank, National Association, as indenture trustee (in such capacity, the “Indenture Trustee”) and collateral agent (in such capacity, the “Collateral Agent”); and the Fourth Amended and Restated Trust Agreement, dated as of January 20, 2016 (the “Trust Agreement”), between Chase Card Funding, as Transferor and Beneficiary, and Wilmington Trust Company, as owner trustee (in such capacity, the “Owner Trustee”) for the Issuing Entity.

JPMorgan Chase Bank, National Association

July 28, 2020

The [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] will be offered for sale to investors pursuant to the Prospectus, dated [date] (the “Prospectus”). The Issuing Entity has previously issued multiple tranches of, and anticipates issuing, from time to time, additional tranches of, CHASEseries Class A Notes ([together with the Class A(202[ ]-[ ]) Notes,] the “Class A Notes”), CHASEseries Class B Notes ([together with the Class B(202[ ]-[ ]) Notes,] the “Class B Notes”), and CHASEseries Class C Notes ([together with the Class C(202[ ]-[ ]) Notes,] the “Class C Notes, “ and, together with the Class A Notes and the Class B Notes, the “Notes”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

All capitalized terms used in this opinion letter and not otherwise defined herein shall have the meaning assigned to such terms in the Prospectus.

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the registration statement declared effective by the Commission under the Securities Act on [date], (such registration statement, together with any information included in the Prospectus referred to below, being hereinafter referred to as the “Registration Statement”); (ii) the Prospectus; (iii) the Transfer and Servicing Agreement; (iv) the Indenture; (v) the Asset Pool One Supplement; (vi) the CHASEseries Indenture Supplement; (vii) the Trust Agreement; (viii) the Terms Document; (ix) the Notes to be issued; (x) the form of rating letters expected to be received from the Rating Agencies with respect to the Notes; and (xi) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below (the Indenture, together with the Transfer and Servicing Agreement, the Asset Pool One Supplement, the CHASEseries Indenture Supplement, the Terms Document and the Trust Agreement, the “Transaction Documents”). We have assumed that all parties to such documents will comply with their obligations thereunder and that all such documents are enforceable according to their terms.

In connection with the issuance of the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] and the consummation of the transactions set forth in the Transaction Documents, you have requested our opinion that (i) for U.S. federal income tax and Delaware income tax purposes, the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] will be properly treated as debt, and (ii) for U.S. federal income tax purposes, the Issuing Entity will not be classified as an association or a publicly traded partnership taxable as a corporation. The delivery of this opinion letter is not intended to create, nor shall it create, an attorney-client relationship with any party except Our Client.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of the Bank and its

JPMorgan Chase Bank, National Association

July 28, 2020

officers and other representatives (without regard to any qualification or limitation as to knowledge or belief) and statements of public officials.

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Transaction Documents and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, and we have assumed that all parties to such documents will comply with their obligations thereunder and that all such documents are enforceable according to their terms. In addition, we have relied upon the forms of the documents set forth in (ix) through (xi) above and each other document included as an exhibit to the Registration Statement and have assumed that each such document will be executed in that form without material change. In addition, our opinion is premised on the accuracy of the facts set forth in the Prospectus and the facts set forth in the representations referred to in the Prospectus.

This opinion is also based upon the Internal Revenue Code of 1986, as amended (the “Code”),1 administrative rulings, judicial decisions, proposed, temporary, and final Treasury regulations, and other applicable authorities, all as of the date hereof. The statutory provisions, regulations, and interpretations upon which our opinions are based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in this opinion may not be asserted by the Internal Revenue Service and affirmed by the courts.

This opinion is based upon the terms and characteristics of the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] solely in the form that such [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] are expected to be issued by the Issuing Entity to initial investors pursuant to the Indenture and does not in any way address the characterization of any derivative investments in any such [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] or of any securities collateralized or otherwise supported by any such [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes]. This opinion is also based upon the Bank’s representation that it has not participated in the structuring, terms or characteristics of any such derivative investments or securities collateralized by the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes].

As more precisely set forth in the discussion and opinion below: (i) the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] will properly be treated as debt for U.S. federal income tax purposes and Delaware income tax purposes, and (ii) the Issuing Entity will not be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

[1]	Unless otherwise stated, all section references are to the Code.

JPMorgan Chase Bank, National Association

July 28, 2020

I. U.S. Federal Income Tax Characterization of the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes].

Whether the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] are debt or equity interests for U.S. federal income tax purposes is determined both by the terms of the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] and by whether the “substantial incidents of ownership” of the assets of the Issuing Entity have been transferred to the beneficial owners of the [Class A(202[ ]-[ ]) Notes (the “Class A Noteholders”)] [the Class B(202[ ]-[ ]) Notes (the “Class B Noteholders”)] [the Class C(202[ ]-[ ]) Notes (the “Class C Noteholders”)]. See Watts Copy Sys., Inc. v. Comm’r, 67 T.C.M. (CCH) 2480, 2483 (1994); Coulter Elecs., Inc. v. Comm’r, 59 T.C.M. (CCH) 350 (1990), aff’d, 943 F.2d 1318 (11th Cir. 1991); United Surgical Steel Co. v. Comm’r, 54 T.C. 1215 (1970), acq., 1971-2 C.B. 1; Town & Country Food Co. v. Comm’r, 51 T.C. 1049 (1969), acq., 1969-2 C.B. XXIII; I.R.S. Gen. Couns. Mem. 39,567 (June 10, 1986); and I.R.S. Gen. Couns. Mem. 39,584 (Oct. 10, 1986). The assets of the Issuing Entity that provide security for the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes], from which amounts paid on the [Class A(202[ ]-[ ] Notes)] [Class B(202[ ]-[ ] Notes)] [Class C(202[ ]-[ ] Notes)] are generated, and thus, that are relevant to this analysis, are the Collateral. Therefore, the most important considerations are: (i) whether the [Class A Noteholders] [Class B Noteholders] [Class C Noteholders] bear the burdens of ownership of the Collateral, (ii) whether the [Class A Noteholders] [Class B Noteholders] [Class C Noteholders] have any of the benefits of ownership of the Collateral, and (iii) whether the terms of the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] have features that are more characteristic of debt than of equity. As discussed below, the [Class A Noteholders] [Class B Noteholders] [Class C Noteholders] should not be viewed as obtaining the benefits and burdens of ownership of the Collateral, and the terms of the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] are more characteristic of debt than equity.

A. The Benefits and Burdens of the Collateral Will Not Inure to or be Borne by the [Class A Noteholders] [Class B Noteholders] [Class C Noteholders].

1. The Burdens of Ownership are Not Borne by the [Class A Noteholders] [Class B Noteholders] [Class C Noteholders]. The principal burdens of ownership of the Collateral, which currently consists substantially of the credit card receivables pledged to Asset Pool One (the “Receivables),2 are (a) the risk of loss due to the failure of obligors of the

[2]

In addition to the Receivables, the Collateral (which consists solely of assets pledged to Asset Pool One) comprises: (1) the Excess Funding Account established for Asset Pool One; (2) the Collection Account established for Asset Pool One; (3) the Interest Funding Account (including all Sub-Accounts of such account) established for the Notes; (4) the Principal Funding Account (including all Sub-Accounts of such account) established for the Notes; (5) all amounts held in such accounts; (6) all rights, benefits and powers under the Transfer and Servicing Agreement with respect to any additional Asset Pool One Collateral Certificates and Asset Pool One Receivables; and (7) all proceeds and amounts derived from such assets. The Collateral may also comprise, from time to time: (1) additional Asset Pool One Collateral Certificates; (2) additional Receivables; (3) additional bank accounts; and (4) rights, benefits and powers under Derivative Agreements, Supplemental Credit Enhancement Agreements, and Supplemental Liquidity Agreements.

JPMorgan Chase Bank, National Association

July 28, 2020

Receivables to make timely payments on such receivables, which may cause such receivables to become defaulted receivables and which may reduce amounts received by the Issuing Entity as holder of the Receivables (such risk, the “Credit Risk”), and (b) the risk that, as prevailing market rates for periodic finance charges and other fees and charges applicable to receivables comparable to the Receivables decline, the periodic finance charges and other fees and charges applied on the Receivables will be insufficient to make payments on the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] (“Market Risk”). These risks, under all reasonable default and interest rate fluctuation scenarios, are not borne by the [Class A Noteholders] [Class B Noteholders] [Class C Noteholders].3

a. Credit Risk is Not Borne by the [Class A Noteholders] [Class B Noteholders] [Class C Noteholders].

[Class A Noteholders will be insulated from Credit Risk by (i) CHASEseries Available Finance Charge Collections not (I) used to pay interest on the Notes; (II) used to pay the CHASEseries Servicing Fee; (III) reallocated as CHASEseries Principal Collections in order to cover the CHASEseries Default Amount and the aggregate Nominal Liquidation Amount Deficit of the Notes; and (IV) used to make deposits to the Class C Reserve Account (the CHASEseries Available Finance Charge Collections remaining after application of CHASEseries Available Finance Charge Collections pursuant to (I)-(IV) are referred to herein as “Excess Spread”);4 and (ii) the subordination of the Class C Notes and the Class B Notes to the Class A(202[ ]-[ ]) Notes.]

[3]

[The rights of the holders of the Class A Notes (the “Class A Noteholders”) will be senior to the rights of the holders of the Class B Notes (the “Class B Noteholders”), and the Class C Notes (the “Class C Noteholders” and, together with the Class A Noteholders and the Class B Noteholders, the “Noteholders”). Similarly, the rights of the Class B Noteholders will be senior to the rights of the Class C Noteholders.]

[4]

The CHASEseries Available Finance Charge Collections will generally equal the sum of (1) the portion of the Asset Pool One Finance Charge Collections and the investment earnings on amounts on deposit in the Collection Account and the Excess Funding Account that are allocated to the Notes; (2) certain Finance Charge Collections originally allocated to the Transferor that are reallocated to the Notes; (3) investment earnings on amounts on deposit in the Principal Funding Account and the Interest Funding Account of the Notes; and (4) Shared Excess Available Finance Charge Collections from certain other series of notes issued by the Issuing Entity that are allocated to the Notes. At the time of issuance of the Class A(202[ ]-[ ]) Notes [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes], no series of notes of the Issuing Entity will be outstanding other than the CHASEseries. Consequently, at the time of issuance, the Class A(202[ ]-[ ]) Notes [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] will not benefit from Shared Excess Available Finance Charge Collections from other series of notes of the Issuing Entity.

JPMorgan Chase Bank, National Association

July 28, 2020

[Class B Noteholders will be insulated from Credit Risk by (i) CHASEseries Available Finance Charge Collections not (I) used to pay interest on the Notes; (II) used to pay the CHASEseries Servicing Fee; (III) reallocated as CHASEseries Principal Collections in order to cover the CHASEseries Default Amount and the aggregate Nominal Liquidation Amount Deficit of the Notes; and (IV) used to make deposits to the Class C Reserve Account (the CHASEseries Available Finance Charge Collections remaining after application of CHASEseries Available Finance Charge Collections pursuant to (I)-(IV) are referred to herein as “Excess Spread”);5 and (ii) the subordination of the Class C Notes to the Class B(202[ ]-[ ]) Notes.]

[Class C Noteholders will be insulated from Credit Risk by (i) CHASEseries Available Finance Charge Collections not (I) used to pay interest on the Notes; (II) used to pay the CHASEseries Servicing Fee; (III) reallocated as CHASEseries Principal Collections in order to cover the CHASEseries Default Amount and the aggregate Nominal Liquidation Amount Deficit of the Notes; and (IV) used to make deposits to the Class C Reserve Account (the CHASEseries Available Finance Charge Collections remaining after application of CHASEseries Available Finance Charge Collections pursuant to (I)-(IV) are referred to herein as “Excess Spread”).6 Class C Noteholders will also be insulated from Credit Risk by amounts on deposit in the Class C Reserve Account.]

i. Excess Spread. Losses on the Receivables (each of which may arise from the failure of obligors of such receivables to timely pay finance charges, fees, and other charges or the principal amount of such receivables) will first be absorbed by amounts that would otherwise constitute Excess Spread. The net present value of the Excess Spread is expected to be substantial under all reasonably expected scenarios.7

[5]

[The CHASEseries Available Finance Charge Collections will generally equal the sum of (1) the portion of the Asset Pool One Finance Charge Collections and the investment earnings on amounts on deposit in the Collection Account and the Excess Funding Account that are allocated to the Notes; (2) certain Finance Charge Collections originally allocated to the Transferor that are reallocated to the Notes; (3) investment earnings on amounts on deposit in the Principal Funding Account and the Interest Funding Account of the Notes; and (4) Shared Excess Available Finance Charge Collections from certain other series of notes issued by the Issuing Entity that are allocated to the Notes. At the time of issuance of the Class B(202[ ]-[ ]) Notes, no series of notes of the Issuing Entity will be outstanding other than the CHASEseries. Consequently, at the time of issuance, the Class B(202[ ]-[ ]) Notes will not benefit from Shared Excess Available Finance Charge Collections from other series of notes of the Issuing Entity.]

[6]

[The CHASEseries Available Finance Charge Collections will generally equal the sum of (1) the portion of the Asset Pool One Finance Charge Collections and the investment earnings on amounts on deposit in the Collection Account and the Excess Funding Account that are allocated to the Notes; (2) certain Finance Charge Collections originally allocated to the Transferor that are reallocated to the Notes; (3) investment earnings on amounts on deposit in the Principal Funding Account and the Interest Funding Account of the Notes; and (4) Shared Excess Available Finance Charge Collections from certain other series of notes issued by the Issuing Entity that are allocated to the Notes. At the time of issuance of the Class C(202[ ]-[ ]) Notes, no series of notes of the Issuing Entity will be outstanding other than the CHASEseries. Consequently, at the time of issuance, the Class C(202[ ]-[ ]) Notes will not benefit from Shared Excess Available Finance Charge Collections from other series of notes of the Issuing Entity.]

[7]

The Issuing Entity intends to issue additional tranches of Class A Notes as well as Class B Notes and Class C Notes. Upon issuance of additional Notes, the Collateral will be increased by an amount equal to the principal amount of the additional Notes. Consequently, it is expected that the CHASEseries Available Finance Charge Collections will increase by an amount proportionate to the principal amount of additional Notes issued. The interest rates applicable to the additional Notes may, however, be greater than the weighted average interest rate applicable to the Notes outstanding as of the date hereof. As a result, the relative amount of interest payable on the Notes would increase which would potentially decrease the amount of Excess Spread relative to the principal amount of the Notes. The effect of such additional issuances will be limited by the Transaction Documents which provide, as a condition precedent to any such additional issuance, that the Issuing Entity must reasonably believe that such issuance will not cause an Early Amortization Event (as described below). Nevertheless, no assurance can be given that the Issuing Entity will not issue additional Notes that may affect the relative amounts of Excess Spread and, thus, the analysis set forth herein.

JPMorgan Chase Bank, National Association

July 28, 2020

ii. Subordination of the Class B Notes and Class C Notes. The Class C Notes and the Class B Notes are each subordinated to the Class A Notes to the extent of the Class A Required Subordinated Amount. There is meaningful subordination of the Class C Notes and the Class B Notes. Subordination of the Class C Notes and Class B Notes to the Class A Notes results from (I) the reallocation of Investor Charge-Offs, and (II) the reallocation of CHASEseries Available Principal Collections, the aggregate of which may not exceed the Class A Required Subordinated Amount for all outstanding tranches of Class A Notes.8 Pursuant to the Indenture, Investor Charge-Offs allocated to the Class A Noteholders will be reallocated to the holders of the Class B Notes and Class C Notes to the extent of the Class A Required Subordinated Amount applicable to the Class A(202[ ]-[ ]) Notes. In addition, CHASEseries Available Principal Collections initially allocated to holders of the Class B Notes and the Class C Notes will be reallocated to the holders of Class A Notes to the extent of the lesser of (I) the deficit in the CHASEseries Available Finance Charge Collections allocated to the Class A Notes to pay interest on such Notes and (II) the Class A Required Subordinated Amount less the Investor Charge-Offs reallocated to the holders of the Class B Notes and the Class C Notes as described above.

As noted above, the net present value of the Excess Spread is expected to be substantial under all reasonably expected scenarios; thus, the Excess Spread constitutes a meaningful amount of subordination to the Class A Notes. Furthermore, the subordination of the Class B Notes and Class C Notes to the Class A Notes provides additional credit support to the holders of the Class A Notes. Consequently, the Class A Noteholders will not bear Credit Risk under any reasonable default scenarios.

[The Class C Notes are subordinated to the Class B Notes to the extent of the Class B Required Subordinated Amount of the Class C Notes. There is meaningful

[8]

Subordination of the Class B Notes and C Notes to the Class A Notes will also result from the order in which CHASEseries Available Finance Charge Collections are allocated to the Interest Funding Sub-Accounts for the Class A Notes, the Class B Notes, and the Class C Notes. Such collections will first be allocated to holders of the Class A Notes to the extent of interest due on the Class A Notes, then to Class B Notes to the extent of interest due on the Class B Notes, and then to holders of the Class C Notes to the extent of interest due on the Class C Notes. Thus, deficiencies in CHASEseries Available Finance Charge Collections will first be borne by holders of the Class B Notes and Class C Notes as a result of the priority of interest payments.

JPMorgan Chase Bank, National Association

July 28, 2020

subordination of the Class C Notes. Subordination of the Class C Notes to the Class B Notes results from (I) the reallocation of Investor Charge-Offs, and (II) the reallocation of CHASEseries Available Principal Collections, the aggregate of which may not exceed the Class B Required Subordinated Amount of the Class C Notes for all outstanding tranches of B Notes.9 Pursuant to the Indenture, Investor Charge-Offs allocated to the Class B Noteholders will be reallocated to the holders of the Class C Notes to the extent of the Class B Required Subordinated Amount of the Class C Notes applicable to the Class B(202[ ]-[ ]) Notes. In addition, CHASEseries Available Principal Collections initially allocated to holders of the Class C Notes will be reallocated to the holders of Class B Notes to the extent of the lesser of (I) the deficit in the CHASEseries Available Finance Charge Collections allocated to the Class B Notes to pay interest on such Notes and (II) the Class B Required Subordinated Amount of the Class C Notes less the Investor Charge-Offs reallocated to the holders of the Class C Notes described above.

Given the net present value of the Excess Spread (as calculated above based upon the weighted average of (I) the rates of interest payable on the Notes that are fixed and (II) the rates at which the interest payable on the Notes other than at a fixed rate could be swapped), the Excess Spread constitutes a meaningful amount of subordination to the Class B Notes. Furthermore, the subordination of the Class C Notes to the Class B Notes, provides additional credit support to the holders of the Class B Notes. Consequently, the Class B Noteholders will not bear Credit Risk under any reasonable default scenarios.]

[The Class C(202[ ]-[ ]) Notes will also have the benefit of amounts on deposit in the Class C Reserve Sub-Account established for such tranche of Notes which will be funded upon the occurrence of certain events described below. Amounts on deposit in the Class C Reserve Sub-Account will generally be available to pay shortfalls of interest or principal on the Class C(202[ ]-[ ]) Notes. As a result, such amounts will absorb losses on the Receivables that are not absorbed by amounts that would otherwise constitute Excess Spread.

Given the net present value of the Excess Spread (as calculated above based upon the weighted average of (I) rates of interest payable on the Notes that are fixed and (II) the rates at which the interest payable on the Notes at other than a fixed rate could be swapped), the Class C Noteholders benefit from a meaningful amount of subordination, which subordination is supplemented by the rights of the Class C Noteholders to amounts on deposit in the applicable Class C Reserve Sub-Account. Consequently, the Class C Noteholders will not bear Credit Risk under any reasonable default scenarios.]

[9]

[Subordination of the Class C Notes to the Class B Notes will also result from the order in which CHASEseries Available Finance Charge Collections are allocated to the Interest Funding Sub-Accounts for the Class A Notes, the Class B Notes, and the Class C Notes. Such collections will first be allocated to holders of the Class A Notes to the extent of interest due on the Class A Notes, then to Class B Notes to the extent of interest due on the Class B Notes, and then to holders of the Class C Notes to the extent of interest due on the Class C Notes. Thus, deficiencies in CHASEseries Available Finance Charge Collections will first be borne by holders of the Class C Notes as a result of the priority of interest payments.]

JPMorgan Chase Bank, National Association

July 28, 2020

b. Market Risk is Not Borne by the [Class A Noteholders] [Class B Noteholders] [Class C Noteholders].

Due to the terms of the Transaction Documents which provide for the occurrence of an Early Amortization Event under the circumstances described below, in all reasonable interest rate fluctuation scenarios Market Risk will not be borne by the [Class A Noteholders] [Class B Noteholders] but instead will be borne by the Bank as holder of the Asset Pool One Transferor Certificate (the “Transferor Interest”).

[Due to (i) the requirement to deposit certain amounts of CHASEseries Available Finance Charge Collections into the Class C Reserve Sub-Account, and (ii) the terms of the Transaction Documents which provide for the occurrence of an Early Amortization Event under the circumstances described above, in all reasonable interest rate fluctuation scenarios Market Risk will not be borne by the Class C Noteholders but instead will be borne by the Bank as holder of the Asset Pool One Transferor Certificate (the “Transferor Interest”).]

An Early Amortization Event will occur if the average Excess Spread Percentage10 for any three consecutive Monthly Periods is less than zero (which amount is subject to increase by the Indenture Trustee provided that certain conditions are met). Thus, an Early Amortization Event will occur if the yield on the Receivables (plus earnings on certain amounts on deposit in certain accounts of the Issuing Entity) does not continue to provide sufficient funds to make interest payments on the Notes, pay the portion of the Servicing Fee allocable to the Notes, and cover CHASEseries Default Amounts. In such events, payment of principal on the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] will be accelerated, and as a result, fewer interest payments will become due on the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes]. Market Risk will, therefore, be shifted from the [Class A Noteholders] [Class B Noteholders] [Class C Noteholders] to the owner of the Accounts (i.e., the Bank).

Consequently, given the requirement to accelerate the repayment of principal on the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] when the yield on the Receivables declines, in all reasonable interest rate fluctuation scenarios, Market Risk will not be borne by the [Class A Noteholders] [Class B Noteholders] [Class C Noteholders].

[10]

The Excess Spread Percentage equals the amount, if any, by which the Portfolio Yield exceeds the Base Rate for any Monthly Period. The Portfolio Yield is generally the percentage equivalent of the (i) sum of Asset Pool One Finance Charge Collections allocated to the Notes; investment earnings on certain amounts on deposit in the Collection Account and the Excess Funding Account and on amounts on deposit in the Interest Funding Sub-Accounts of the Notes; and certain proceeds from the sale of Collateral minus the sum of the CHASEseries Default Amount and the deficiencies of investment earnings on amounts on deposit in the Principal Funding Sub-Accounts of the Notes that are not covered by allocations of Transferor Finance Charge Collections, divided by (ii) the aggregate Nominal Liquidation Amount of the Notes. The Base Rate is generally the sum of (i) the percentage equivalent of the CHASEseries Servicing Fee divided by Nominal Liquidation Amount of the Notes, and (ii) the weighted average interest rate on the Notes.

JPMorgan Chase Bank, National Association

July 28, 2020

[In the event that the percentage equivalent of the mathematical mean for any three consecutive Monthly Periods of (i) the Portfolio Yield11 for each Monthly Period minus (ii) the Base Rate12 for the corresponding Monthly Period (the “Quarterly Excess Spread Percentage”) is less than a certain amount, an amount will be required to be on deposit in the Class C Reserve Sub-Account for the Class C(202[ ]-[ ]) Notes. The amount required to be on deposit in the Class C Reserve Sub-Account will depend upon the extent to which the Quarterly Excess Spread Percentage is less than a certain amount. Generally, as the Quarterly Excess Spread Percentage declines below a certain amount, the amount required to be on deposit in the Class C Reserve Sub-Account for the Class C(202[ ]-[ ]) Notes increases. Such deposits will be funded by CHASEseries Available Finance Charge Collections available for application after payment of interest on the Notes; payment of the CHASEseries Servicing Fee; and the reallocation of CHASEseries Available Finance Charge Collections as CHASEseries Available Principal Collections in order to cover the CHASEseries Default Amount and the aggregate Nominal Liquidation Amount Deficit of the CHASEseries Notes. Thus, in the event that the yield on the Receivables falls below a certain amount, amounts which would otherwise generally constitute Excess Spread must be retained in the Class C Reserve Sub-Account for the Class C(202[ ]-[ ]) Notes, and made available to pay interest and principal shortfalls on the Class C(202[ ]-[ ]) Notes, rather than paid to the Bank. Market Risk will, thereby, be shifted from the Class C Noteholders to the Bank.]

c. Rating Agency Ratings of Notes. [The Class A(202[ ]-[ ]) Notes will be rated [“AAA(sf)” by S&P Global Ratings,] [“Aaa(sf)” by Moody’s Investors Service, Inc.,] and [“AAAsf” by Fitch Ratings Inc.] Such ratings indicate a strong likelihood that all interest and principal will be paid and that the Class A Noteholders do not bear the risk of loss associated with ownership of the Collateral.]

[The Class B(202[ ]-[ ]) Notes will be rated [“A(sf)” by S&P Global Ratings,] [“A2(sf)” by Moody’s Investors Service, Inc.,] and [“Asf” by Fitch Ratings Inc.] Such ratings indicate a strong likelihood that all interest and principal will be paid and that the Class B Noteholders do not bear the risk of loss associated with ownership of the Collateral.]

[The Class C(202[ ]-[ ]) Notes will be rated [“BBB(sf)” by S&P Global Ratings,] [“Baa2(sf)” by Moody’s Investors Service, Inc.,] and [“BBBsf” by Fitch Ratings Inc.] Such ratings indicate a strong likelihood that all interest and principal will be paid and that the Class C Noteholders do not bear the risk of loss associated with ownership of the Collateral.]

[11]

The Portfolio Yield is generally the percentage equivalent of the (i) sum of Asset Pool One Finance Charge Collections allocated to the Notes; investment earnings on certain amounts on deposit in the Collection Account and the Excess Funding Account and on amounts on deposit in the Interest Funding Sub-Accounts of the Notes; and certain proceeds from the sale of Collateral minus the sum of the CHASEseries Default Amount and the deficiencies of investment earnings on amounts on deposit in the Principal Funding Sub-Accounts of the Notes that are not covered by allocations of Transferor Finance Charge Collections, divided by (ii) the aggregate Nominal Liquidation Amount of the Notes.

[12]

The Base Rate is generally the sum of (i) the percentage equivalent of the CHASEseries Servicing Fee divided by Nominal Liquidation Amount of the Notes, and (ii) the weighted average interest rate on the Notes.

JPMorgan Chase Bank, National Association

July 28, 2020

2. The Benefits of Ownership are not Transferred to Noteholders. The benefits of ownership of the Collateral will arise from (i) certain changes in prevailing market finance charge rates for receivables comparable to the Receivables, (ii) lower than expected repayment rates on the Receivables in certain instances, (iii) lower than expected default rates on the Receivables, and (iv) increases in the finance charge rates and other fees and charges payable on the Receivables. In each of these instances, the benefits of ownership of the Collateral will inure to the Bank.

a. Changes in the Prevailing Market Finance Charge Rates for Comparable Receivables. If prevailing market finance charge rates for receivables comparable to the Receivables decrease in relation to the yield on the Receivables, the Receivables will increase in value. The Bank, as holder of the Transferor Interest, will benefit from such increase in value of the Receivables through an increase in the value of the Transferor Interest.

b. Lower than Expected Repayment Rates on the Receivables. If prevailing market finance charge rates for receivables comparable to the Receivables remain constant, but customers take a longer period of time to pay their principal balances, the Transferor will benefit by continuing to receive Excess Spread over a longer period of time.

c. Lower than Expected Default Rates on the Receivables. To the extent that default rates on the Receivables are less than expected, a lesser amount of CHASEseries Available Finance Charge Collections will be reallocated as CHASEseries Principal Collections. This will result in larger amounts of Excess Spread and, generally, larger distributions to the Transferor in respect of the Transferor Interest. The Transferor will also benefit directly from lower default rates, since lesser Default Amounts will be allocated to the Transferor Interest.

d. Increases in Finance Charge Rates and Other Fees and Charges Payable on the Receivables. Any increase (to the extent permitted by applicable law and the terms of the Transaction Documents) in the rate at which finance charges and other fees and charges are assessed on the Accounts will also, generally, increase the amount of CHASEseries Available Finance Charge Collections and, thus, the amount of Excess Spread. Such increased amounts of Excess Spread will generally increase the distributions to the Transferor in respect of the Transferor Interest.

Consequently, all of the benefits of ownership of the Collateral will inure to Chase Card Funding, as Transferor, rather than to the [Class A Noteholders] [Class B Noteholders] [Class C Noteholders].

B. Other Factors. The terms of the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] and the Transaction Documents also support the conclusion that the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] will be characterized as debt for U.S. federal income tax purposes.

JPMorgan Chase Bank, National Association

July 28, 2020

•	The [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] are denominated as debt;

•

The terms of the Receivables differ materially from the terms of the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] with regard to their respective payments terms, including interest rates and maturity dates;

•	The Issuing Entity will retain legal title to the Receivables;

•	The pool of Receivables will change during the term of the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes];

•	The Bank, as Servicer, is responsible for servicing and management, collection and administration of the Receivables and will bear all costs and expenses incurred in connection with such activities;

•	The Bank will agree to indemnify the Issuing Entity for the entire amount of losses, claims, damages or liabilities arising out of the activities of the Bank, as Servicer; and[13]

•

The Collateral Agent, on behalf of the [Class A Noteholders] [Class B Noteholders] [Class C Noteholders], has the right to inspect the Servicer’s documentation, a right which is common in loan transactions.

The foregoing additional factors support the conclusion that the transaction described in the Transaction Documents constitutes a loan from the [Class A Noteholders] [Class B Noteholders] [Class C Noteholders].

Based on the foregoing, and as of the date hereof, although there is no authority directly applicable to the facts of this transaction, in our opinion the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] will be properly treated as debt for U.S. federal income tax purposes.

II. Delaware Income Tax Characterization of the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes].

In rendering the following opinion regarding state income taxation in Delaware, we have considered and relied upon the applicable provisions of the tax laws of Delaware, the regulations promulgated thereunder, cases and administrative rulings and such other authorities as we have deemed appropriate.

Based on the foregoing, and as of the date hereof, although there is no authority directly applicable to the facts of this transaction, in our opinion the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] will be properly treated as debt for Delaware income tax purposes.

[13]	To be confirmed.

JPMorgan Chase Bank, National Association

July 28, 2020

III. Classification of the Issuing Entity for U.S. Federal Income Tax Purposes.

A. In General.

As described below, the number of equity holders of the Issuing Entity is relevant to the classification of the Issuing Entity for U.S. federal income tax purposes. The Transferor Interest, which entitles the holder thereof to collections on a portion of the Receivables as well as to certain amounts of Excess Spread, will be treated as an equity interest in the Issuing Entity.14 The Transferor is the holder of the Transferor Interest. The [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes], as described above, will be treated as debt and, thus, will not be treated as equity interests in the Issuing Entity. An Opinion of Counsel was rendered in connection with the issuance of each class of Notes outstanding as of the date hereof which opinion stated that such Notes would be properly treated as debt for U.S. federal income tax purposes. Thus, assuming the accuracy of such Opinions of Counsel, the Notes outstanding as of the date hereof will not be treated as equity interests in the Issuing Entity. Consequently, as of the date hereof, the Issuing Entity will have a single owner consisting of the Transferor as holder of the Transferor Interest.

Pursuant to Treas. Reg. §§ 301.7701-3(a) and (b), and unless otherwise classified pursuant to other provisions of the Code and Treasury regulations,15 a domestic “eligible entity” (i.e., an entity not classified as a trust pursuant to Treas. Reg. § 301.7701-4 and not explicitly classified as a corporation pursuant to Treas. Reg. § 301.7701-2(b)) with a single owner is treated as an entity the existence of which is disregarded (and the assets of which are treated as held directly by such owner) and a domestic “eligible entity” with more than one owner is treated as a partnership, provided that no election to be treated as an association taxable as a corporation is filed on behalf of such entity. Thus, because no such election may be filed on behalf of the Issuing Entity16 and because the Issuing Entity is an “eligible entity,”17 the Issuing Entity will not

[14]

In many respects, the Issuing Entity is similar to trusts established to hold collateral pledged as security in connection with lending transactions. In such situations, the trust is disregarded and the collateral is treated as held directly by the trust beneficiary. Treas. Reg. § 1.61-13(b); Rev. Rul. 76-265, 1976-2 C.B. 448; see also Rev. Rul. 73-100, 1973-1 C.B. 613 (domestic corporation’s transfer of securities to Canadian security holder, to secure liabilities to policyholders in Canada, does not create a trust where discretionary powers retained by corporation); Rev. Rul. 71-119, 1971-1 C.B. 163 (settlement fund administered by “trustee” not a trust). If the Issuing Entity were characterized as a mere security device, it would not be classified as an association or publicly traded partnership taxable as a corporation. Since, however, the same conclusion would be achieved under Treas. Reg. § 301.7701-1 et. seq., the characterization of the Issuing Entity as a mere security device is not a basis for the opinions set forth herein.

[15]	See Treas. Reg. § 301.7701-1(b).
[16]

Section 4.07 of the Transfer and Servicing Agreement provides that “[t]he parties hereto agree that they shall not cause or permit the making, as applicable, of any election under Treasury Regulation Section 301.7701-3 whereby the [Issuing Entity] or any portion thereof would be treated as a corporation for federal income tax purposes.”

[17]

The Issuing Entity will not be classified as a trust for U.S. federal income tax purposes, because the Issuing Entity was not formed merely to “vest in trustees responsibility for the protection and conservation of property for beneficiaries . . . .” Treas. Reg. §§ 301.7701-4(a). Furthermore, the Issuing Entity is not an entity explicitly classified as a corporation pursuant to Treas. Reg. § 301.7701-2(b).

JPMorgan Chase Bank, National Association

July 28, 2020

be treated as an association taxable as a corporation and will not otherwise be taxable as a corporation provided that the Issuing Entity is not classified as a publicly traded partnership (a “PTP”) taxable as a corporation.

B. The Issuing Entity Will Not be Classified as a Publicly Traded Partnership.

Section 7704 provides that, subject to certain exceptions, a partnership the equity interests in which are (i) “traded on an established securities market”18 (the “Traded” test), or (ii) “readily tradable on a secondary market (or the substantial equivalent thereof)” (the “Secondary Market Equivalent” test) is a PTP that will be taxable as a corporation for U.S. federal income tax purposes. Thus, to avoid classification of the Issuing Entity as a PTP, none of the Transferor Interests may be traded or tradable as described in Section 7704.

1. The Issuing Entity Is Not a Partnership for U.S. Federal Income Tax Purposes.

As described above, the Issuing Entity will have one equity interest holder as of the date hereof. Consequently, the Issuing Entity will not be a partnership for U.S. federal income tax purposes. Thus, the Issuing Entity will not be a PTP for U.S. federal income tax purposes.

2. Subsequent Transfers.

Although the Transferor Interest may be transferred in some limited circumstances (which transfer may result in the Issuing Entity being classified as a partnership for U.S. federal income tax purposes), an Issuing Entity Tax Opinion must be issued as a condition to such transfer.19 An Issuing Entity Tax Opinion must provide, among other things, that such transfer would not cause the Issuing Entity to be treated as an association or a publicly traded partnership taxable as a corporation.20

Based upon the foregoing, in our opinion the Issuing Entity will not be classified as an association or a publicly traded partnership taxable as a corporation as of the date hereof for U.S. federal income tax purposes.

[18]

Treasury regulations provide that, for these purposes, an “established securities market” includes, among other things, “[a]n interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise.” Treas. Reg. § 1.7704-1(b).

[19]	See Section 3.02 of the Trust Agreement.
[20]

We note that the current form of the Underwriting Agreement has a requirement to deliver an Issuing Entity Tax Opinion as a condition precedent to the issuance of additional Notes of the Issuing Entity. See, e.g., subsection 8(I)(i) of the Underwriting Agreement, dated as of February 10, 2020, by and among J.P. Morgan Securities LLC, as representative of the several underwriters, the Bank, as sponsor, servicer and administrator, Chase Card Funding, as depositor, transferor and beneficiary, and the Issuing Entity

JPMorgan Chase Bank, National Association

July 28, 2020

IV. Federal Tax Matters in Prospectus.

Based upon the foregoing and in reliance thereon, and subject to the qualifications set forth herein, we hereby confirm that, although the discussion set forth in the Prospectus under the heading “U.S. Federal Income Tax Consequences” does not purport to discuss all possible U.S. federal income tax consequences of the purchase, ownership, and disposition of the Notes, subject to the agreements, qualifications, assumptions, and Trust’s determinations referred to therein, such discussion constitutes, in all material respects, a fair and accurate summary of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] under current U.S. federal income tax law.

*    *    *    *

JPMorgan Chase Bank, National Association

July 28, 2020

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of the issuance of the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] or of any transaction related to or contemplated by such issuance. This opinion is furnished to you solely for your benefit in connection with the issuance of the [Class A(202[ ]-[ ]) Notes] [Class B(202[ ]-[ ]) Notes] [Class C(202[ ]-[ ]) Notes] and is not to be relied upon by any other person without our express written permission.

Very truly yours,

/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP